Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT
July 1, 2015	BENJAMIN BOCHNOWSKI AT (219) 853-7575

Peoples Bank Completes Acquisition

of Liberty Savings Bank

Munster, Indiana - NorthWest Indiana Bancorp (NWIN.OB), the holding company for Peoples Bank SB, announced today that Peoples Bank has successfully completed the previously announced acquisition of Liberty Savings Bank, FSB (“Liberty”), a federal mutual savings bank headquartered in Whiting, Indiana. Peoples Bank acquired the assets and liabilities of Liberty in a voluntary supervisory merger conversion transaction. No shares were issued or cash or other consideration was paid in the transaction.

With the completion of the acquisition, Peoples Bank will have approximately $847 million in assets, $520 million in loans and $701 million in deposits. The acquisition will further expand Peoples Bank’s retail banking network in Lake and Porter Counties in Northwest Indiana. The Bank will consolidate the Schererville offices of Liberty and Peoples due to their proximity, resulting in a total of 16 Banking Centers for Peoples Bank. The integration of Liberty into the Peoples Bank brand will be completed during the third quarter of 2015.

“As we close our second merger in two years, it is important to reinforce the value that this transaction brings to all of our stakeholders. This was another unique transaction, and with no cash, stock or other consideration paid, it is expected to have a neutral impact on earnings for the current year and be accretive to earnings in 2016. Peoples and the Liberty team share a commitment to building strong, personal customer relationships, which is a cornerstone of community banking,” said Benjamin Bochnowski, president and chief operating officer. “We are excited to provide customers with an expanded banking network and to join the dynamic Whiting and Winfield communities,” Bochnowski said.

Joseph R. Shimala, president and chief operating officer of Liberty Savings, has been named Vice President, Community Development Officer at Peoples, with responsibilities in loan origination, deposit relationships and business development in the Whiting and Robertsdale communities. A former active member of the Liberty Board of Directors, Martin A. Dybel will join the Board of Directors of the NWIN Bancorp and Peoples Bank as a non-voting Director Emeritus.

Barnes and Thornburg LLP served as legal advisor to Northwest Indiana Bancorp and Peoples Bank SB. Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal advisor to Liberty Savings Bank, FSB.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally owned and independent bank holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal and business financial services from its 16 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward-looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.